Contact:
Kevin Toomb
Corporate Communications
(704) 688-4452
FOR IMMEDIATE RELEASE
November 1, 2006
First Charter Corporation Completes Merger
With GBC Bancorp
Charlotte, North Carolina — First Charter Corporation (NASDAQ: FCTR) today completed its merger with GBC Bancorp, Inc. (GBC) of Lawrenceville, GA.
“We are delighted to welcome the teammates, customers and shareholders of GBC Bancorp,” said Bob James, President and CEO of First Charter. “The combination of our two companies brings a number of new opportunities to our customers and increases the long term value for our shareholders. As we continue to integrate the two companies, we expect to share a variety of best practices that will enhance our overall business performance.”
“We are extremely pleased to become part of a dynamic financial services company that places a high value on delivering exceptional customer service,” commented Larry Key, former President of GBC Bancorp who will now become First Charter Regional President for Atlanta. “First Charter appreciates the strengths of our operation and the talents of our people. The merger enhances our ability to meet the financial needs of our clients.”
The subsidiary banks, First Charter Bank and Gwinnett Banking Company, are expected to combine operations in March 2007. For the immediate future, Gwinnett Banking Company will continue to operate under the Gwinnett Banking Company name and charter.
Pursuant to the merger agreement, First Charter agreed to appoint a GBC candidate to the First Charter Corporation Board of Directors. At its October 25th meeting the First Charter Board took action to increase the number of Directors by one to 17, and elected Richard F. Combs to the new position, effective November 1, 2006.
“We are delighted to welcome Richard F. Combs to the First Charter Board,” said Bob James, President and CEO of First Charter Corporation. “Richard has been a Director of GBC Bancorp since its formation and brings great insights about the Atlanta market to our company.”

Richard Combs is the CEO of Excella International Corp., a company focused on the development of advanced oxidation processes for the food preparation business. In 1978, he founded Pureflow Ultraviolet, Inc., an industrial water treatment company. Combs departed the company in 2005, after selling it in 2001 to a Canadian company. During his 26 year career in the water treatment business, he became a highly regarded expert in ultraviolet light technology and processes, authoring more than 20 published articles in this area.
Mr. Combs graduated from Old Dominion University in 1974 with a B.S. in Engineering Science and earned an M.B.A. from Georgia State University in 1978. He currently resides with his wife in the North Atlanta area.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank and Gwinnett Banking Company. First Charter operates 58 financial centers, four insurance offices, and 139 ATMs in North Carolina and Georgia. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, mortgages, and a full array of employee benefit programs.
For more information about First Charter, visit the Company’s Web site at www.FirstCharter.com or call 800-601-8471. Additional information about Gwinnett Banking Company can be obtained by visiting www.GwinnettBanking.com or by calling 770-995-0000.

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